Exhibit 99.1

FOR IMMEDIATE RELEASE ATTENTION: BUSINESS/FINANCIAL EDITORS MEDIA CONTACT: KRISTYNA MUNOZ (312) 917-8343 KRISTYNA.MUNOZ@NUVEEN.COM

Nuveen Announces Additions to Closed-End Fund Product Line

CHICAGO, September 8, 2014 - Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced the addition of several closed-end funds to the Nuveen platform. Nuveen Fund Advisors, LLC now serves as advisor the American Income Fund, Inc. (MRF) which has been renamed the Nuveen Multi-Market Income Fund, Inc. and will trade under the symbol JMM. These changes were previously approved by shareholders at a meeting on July 28, 2014. The fund’s investment strategy and portfolio managers remain unchanged.

Additionally, the American Strategic Income Portfolio Inc. (ASP), American Strategic Income Portfolio Inc.–II (BSP), American Strategic Income Portfolio Inc.–III (CSP) and American Select Portfolio Inc. (SLA) have merged into a newly organized closed-end fund, now known as the Diversified Real Asset Income Fund (DRA), managed by Nuveen Fund Advisors, LLC and sub-advised by Nuveen Asset Management, LLC. The Diversified Real Asset Income Fund will implement Nuveen’s real asset income strategy and will be managed by John Wenker, Jay Rosenberg, Jeffrey Schmitz, David Yale and Jason O’Brien. These changes were previously approved by shareholders at a meeting on August 15, 2014. The Diversified Real Asset Income Fund will have an initial net asset value (NAV) of $20 per share. A summary regarding the NAV and the exchange ratios at which common shares of each fund were exchanged for common shares of DRA can be found in the tables below:

Acquired Funds	Ticker	Closing NAV	Acquiring Fund	Ticker	Closing NAV
• American Strategic Income Portfolio Inc.	ASP	$11.50

• American Strategic Income Portfolio Inc.–II	BSP	$9.87	Diversified Real Asset Income Fund	DRA	$20.00

• American Strategic Income Portfolio Inc.–III	CSP	$8.17

• American Select Portfolio Inc.	SLA	$11.81

Fund	Exchange Ratio
American Strategic Income Portfolio Inc. (ASP)	0.57489000 shares of DRA per ASP share
American Strategic Income Portfolio Inc.–II (BSP)	0.49374500 shares of DRA per BSP share
American Strategic Income Portfolio Inc.–III (CSP)	0.40854500 shares of DRA per CSP share
American Select Portfolio Inc. (SLA)	0.59031500 shares of DRA per SLA share

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and subsidiaries of Nuveen Investments, Inc. Funds distributed by Nuveen Securities, LLC, a subsidiary of Nuveen Investments, Inc. In total, Nuveen Investments managed $231 billion as of June 30, 2014. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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